Exhibit 10.14

January 28, 2011

Pasquale Romano

Dear Pascuale:

On behalf of COULOMB TECHNOLOGIES, INC. (the “Company”), I am pleased to offer you the full-time position of Chief Executive Officer and President. This letter embodies the terms of our offer of employment to you, As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. If, after careful review, the terms discussed below and in the attachments hereto are acceptable to you, please sign this confirmation letter and the attached Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate where indicated and return them to me.

1. Compensation.

a. Salary. You will be paid a salary of $350,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures but no later than thirty (30) days following submission in accordance with such policies. In addition, all expense reimbursements shall be paid no later than March 15 of the year following the year in which the expense was incurred,

b. Incentive Stock Plan. Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 8,340,377 shares of the Company’s common stock (the “Options”) pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”), with an exercise price equal to the fair market value of the common stock as determined by the Company’s Board of Directors on the date of grant. The total number of shares of common stock of the Company subject to the Options shall be 6.0% of the Company’s capitalization, calculated on a Fully-Diluted Basis (as defined below). For the purposes of this agreement, “Fully-Diluted Basis” shall include (i) the total number of shares of common stock outstanding plus (ii) the total number of shares of common stock that would be issued upon conversion or exercise of any securities, rights, commitments, or other items that are convertible into, or exercisable for, common stock, including all preferred stock, stock options, warrants and other stock purchase rights then outstanding, plus (iii) unallocated shares reserved for issuance under the Company’s equity incentive plans. The Options will vest monthly at the rate of 1/48th of the total number of Options per month and shall be subject to the other terms and conditions of the Notice of Stock Option Award and Stock Option Agreement to be entered into between you and the Company and the Plan. Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event your employment is terminated by the Company without Cause or by you for Good Reason, in each case following a Corporate Transaction consummated before the six-month anniversary of your employment, then, in addition to Options which have already vested, you will receive additional vesting with respect to any partial month of service in an amount equal to the product of (x) l/48th of the total number of Options multiplied by (y) a fraction, the numerator of which is the total number of days elapsed since your last vesting date and the denominator of which is 30.

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2. Severance

a)	General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason, and other than as a result of your death or disability, the Company will offer certain severance benefits to you. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement Attached hereto as Exhibit A releasing any claims you may have against the Company (the “Release”). For purposes of the paragraphs below your role is defined as the Chief Executive Officer and President. All cash payments pursuant to this Subsection 2 shall be paid on the first day following the effective date of the Release and the expiration of any revocation period.

i)	A lump sum payment equal to six (6) months of your then current salary, less all applicable deductions and withholdings.

ii)	In the event your employment is terminated by the Company without Cause or by you for Good Reason, in each case following a Corporate Transaction consummated in connection with a definitive agreement executed at any time on or after the six-month anniversary of your employment, then, in addition to Options which have already vested, you will receive accelerated vesting on an additional fifty percent (50%) of then unvested Options.

iii)	A lump sum payment equal to the six (6) months of your COBRA premiums.

For purposes of this Agreement:

“Cause” means (a) you are convicted of a felony (including a plea of nolo contendere) which is to the Company’s material economic detriment, or (b) intentional misconduct in the performance by you of your duties for the Company that is materially detrimental to the Company after written notice thereof and failure to cure within thirty (30) days of such notice.

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“Corporate Transaction” shall mean any of the following transactions whether accomplished through one or a series of related transactions:

(a) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated,

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company whether through a single transaction or a series of transactions,

(c) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, or

(d) a transaction or series of related transactions in which any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding.

“Good Reason” shall be deemed to have occurred if (a) there is a material diminution in your duties and responsibilities (other than a change of title), (b) your office is relocated more than fifty (50) miles from its current location, or (c) there is a material reduction in your salary or benefits. Provided, however, in order to terminate employment for Good Reason, you must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition. If the condition is not cured within such thirty (30) day period, you must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for Good Reason.

By execution of this letter, you acknowledge that you have no right to receive any stock options unless the grant is approved by the Board of Directors.

d. Vacation. Holidays and Sick-Lyme. As a full-time employee, you will accrue vacation in accordance with the Company’s standard policies and procedures. Holidays and sick-leave will likewise be provided in accordance with the Company’s standard policies and procedures.

e. Benefits. As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company. The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan as it may be amended front time to time.

3. Immigration Documentation. This offer is subject to your submission of an 1-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

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4. At-Will Employment. Your employment with the Company is “at-will.” This means that your employment with the Company is not for a specific term, and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without Cause and with or without notice. Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.

Your acceptance of this offer is contingent upon your execution of the Company’s Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit 13 for your execution. This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the “at-will” nature of your employment, and can only be modified by written agreement signed by you and the Board of Directors of the Company.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C for your execution.

6. Non-Compete and Outside Activities. As more fully set forth in the Company’s Proprietary Information and Inventions Agreement, you agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company.

7. Arbitration. Your acceptance of this offer is contingent upon your execution of the Company’s Agreement to Arbitrate, a copy of which is attached hereto as Exhibit D for your execution.

As more fully set forth in the Agreement to Arbitrate, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

8. Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

9. Integrated Agreement. This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

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10. Section 409A. Notwithstanding anything to the contrary in this agreement, no Deferred Compensation Separation Benefits payable under this agreement will be considered due or payable until and unless you have a “separation from service” within the meaning of Section 409A of 1986, as amended (the “Code”). Notwithstanding anything to the contrary in this agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your “separation from service” other than due to your death, then any severance benefits payable pursuant to this agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to you on or within the six (6) month period following your “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one day following the date of your “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this agreement, if you die following your “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of your death, but not later than ninety (90) days after the date of your death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this agreement will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

11. Severability. If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate, please sign and date this letter and the enclosed documents, and return them to me. If you accept our offer, your first day of employment (the “Start Date”) will be on or before February 7, 2011.

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We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Mark Leschly
Mark Leschly,
Member of the Board of Directors

Approved and Accepted:

/s/ Pasquale Romano
Pasquale Romano

1/28/11
Date

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